JEFFREY T. GROSS LTD.

CERTIFIED PUBLIC ACCOUNTANTS

6215 W. TOUHY AVENUE

CHICAGO, ILLINOIS 60646-1105

(773)792-1575

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Shareholders

Omzion

Las Vegas, Nevada

We consent to the use, in the statement S-1 of Omzion, of our report dated July 23, 2019 on our audit of the financial statements of Omzion, as of June 30, 2019, and the related statement of operations, changes in stockholder’s equity and cash flows for the year ended June 30, 2019, and the reference to us under the caption “Experts”.

Jeffrey T. Gross Ltd.

Certified Public Accountants

Chicago, Illinois

October 9, 2019

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